Exhibit 99.1

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2014 and the year ended December 31, 2013 combine the historical consolidated statements of operations of Gray and Hoak, giving effect to the Hoak Acquisition as if it had occurred on January 1, 2013.

The following unaudited pro forma condensed combined financial information is based on Gray’s and Hoak’s respective historical consolidated financial statements, each of which has previously been filed with the Securities and Exchange Commission (the “SEC”). The historical consolidated financial statements of Hoak include the results of operations of certain television stations that were divested to parties other than Gray and certain television stations owned by Parker which were included in the historical consolidated financial statements of Hoak due to Parker being a variable interest entity (“VIE”) of Hoak, under generally accepted accounting principles (“GAAP”). Parker is not a VIE of Gray under GAAP and accordingly, Parker’s financial results are not consolidated with Gray’s. The stations divested by Hoak to parties other than Gray and those stations owned by Parker whose financial results are not consolidated with those of Gray in accordance with GAAP are collectively referred to as the “Divested Stations”. The Divested Stations serve the Panama City, Florida; Grand Junction, Colorado; Fargo/Valley City, North Dakota and Monroe/El Dorado, Louisiana markets.

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Gray considered the acquiror of Hoak. Under the acquisition method of accounting, the purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values at the date of acquisition, with any excess purchase price allocated to goodwill. To date, Gray has completed only a preliminary allocation of the purchase price to the assets acquired and liabilities assumed in the Hoak Acquisition, and is in the process of completing a final allocation of such purchase price. The final purchase price allocation may differ from that reflected in the following unaudited pro forma condensed combined financial information, and these differences may be material.

Gray has incurred significant costs, and expects to achieve certain revenue and other synergies in connection with the completion of the Hoak Acquisition and the integration of the acquired operations. The following unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies, or any revenue, tax or other synergies expected to result from the Hoak Acquisition.

The following unaudited pro forma condensed combined financial information is being provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Gray would have been had the Hoak Acquisition occurred on the date assumed or any other date, nor is it necessarily indicative of Gray’s future results of operations. The following unaudited pro forma condensed combined financial information is based upon currently available information and estimates and assumption that Gray management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), because Gray has reflected the Hoak Acquisition in its unaudited historical consolidated balance sheet as of June 30, 2014, which balance sheet was filed with the SEC on August 7, 2014 as a part of Gray’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, a pro forma condensed combined balance sheet is not required to be presented herein.

The following unaudited pro forma condensed combined financial information should be read in conjunction with the unaudited interim consolidated financial statements of Gray and Hoak for the quarterly period ended March 31, 2014 and the audited consolidated financial statements of each of Gray and Hoak for their fiscal years ended December 31, 2013, each of which has previously been filed with the SEC.

GRAY TELEVISION, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended March 31, 2014
			Divested	Pro Forma		Pro Forma
	Gray	Hoak (a)	Stations (b)	Adjustments		Combined

Revenues (less agency commissions)	$91,297	22,056	(4,832)	-0-		$108,521

Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	60,384	11,698	(2,187)	-0-		69,895
Corporate and administrative	6,499	893	(893)	-0-		6,499
Depreciation and amortization	6,673	1,356	(164)	2,403	(d)	10,268
Loss (gain) on disposal of assets, net	331	(3)	-0-	-0-		328
Operating expenses	73,887	13,944	(3,244)	2,403		86,990
Operating income (loss)	17,410	8,112	(1,588)	(2,403)		21,531
Other income (expense):
Interest expense	(15,274)	(1,697)	926	(1,689)	(e)	(17,734)
Income from continuing operations before income tax expense (benefit)	2,136	6,415	(662)	(4,092)		3,797
Income tax expense	859	153	-0-	495	(g)	1,507
Income (expense) from continuing operations	1,277	6,262	(662)	(4,587)		2,290
Income (expense) from discontinued operations	-0-	145	(145)	-0-		-0-
Net income (loss)	$1,277	$6,407	$(807)	$(4,587)		$2,290

Basic per share information:
Net income	$0.02					$0.04
Weighted average shares outstanding	57,847					57,847

Diluted per share information:
Net income	$0.02					$0.04
Weighted average shares outstanding	58,286					58,286

GRAY TELEVISION, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31, 2013
			Divested	Pro Forma		Pro Forma
	Gray	Hoak (a)	Stations (b)	Adjustments		Combined

Revenues (less agency commissions)	$346,298	85,153	(16,930)	-0-		$414,521

Operating expenses before depreciation, amortization and loss (gain) on disposal of assets, net:
Broadcast	217,411	44,982	(11,826)	-0-		250,567
Corporate and administrative	19,810	3,663	(3,663)	4,621	(c)	24,431
Depreciation and amortization	24,432	5,922	(983)	9,442	(d)	38,813
Loss (gain) on disposal of assets, net	765	93	(25)	-0-		833
Operating expenses	262,418	54,660	(16,497)	14,063		314,644
Operating income (loss)	83,880	30,493	(433)	(14,063)		99,877
Other (expense) income:
Interest expense	(52,445)	(6,049)	2,727	(3,390)	(e)	(59,157)
Loss from early extinguishment of debt	-0-	-0-	-0-	(4,897)	(f)	(4,897)
Income from continuing operations before income tax expense (benefit)	31,435	24,444	2,294	(22,350)		35,823
Income tax expense (benefit)	13,147	2,133	-0-	(422)	(g)	14,858
Income (expense) from continuing operations	18,288	22,311	2,294	(21,928)		20,965
Income (expense) from discontinued operations	-0-	368	(368)	-0-		-0-
Net income (loss)	$18,288	$22,679	$1,926	$(21,928)		$20,965

Basic per share information:
Net income	$0.32					$0.36
Weighted average shares outstanding	57,630					57,630

Diluted per share information:
Net income	$0.32					$0.36
Weighted average shares outstanding	57,972					57,972

GRAY TELEVISION, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed combined financial information presents the pro forma results of operations of Gray based upon the historical financial statements of each of Gray and Hoak, after giving effect to the Hoak Acquisition and all related transactions, and is intended to reflect the impact of the Hoak Acquisition on Gray’s historical consolidated results of operations. The unaudited pro forma condensed combined statements of operations combine the historical consolidated statements of operations of each of Gray and Hoak for the three months ended March 31, 2014 and for the year ended December 31, 2013, to reflect the Hoak Acquisition, as if it had occurred as of January 1, 2013. The accompanying unaudited pro forma condensed combined financial information has been prepared using and should be read in conjunction with the respective audited and unaudited consolidated financial statements of each of Gray and Hoak for the three months ended March 31, 2014 and for the year ended December 31, 2013.

The accompanying unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or benefits that may result from realization of future costs savings due to operating efficiencies or revenue synergies expected to result from the Hoak Acquisition.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting with Gray considered the acquiror of Hoak and reflects the following adjustments.

(a)	The audited and unaudited historical consolidated financial information of Hoak has been adjusted to reflect certain reclassifications in order to conform to Gray’s financial statement presentation.

(b)

Adjustments to reflect the elimination of the results of operations of the Divested Stations from Hoak’s historical consolidated financial statements, as such stations were not acquired by Gray as a part of the Hoak Acquisition.

(c)	Adjustments to reflect transaction expenses incurred by Gray in 2014 in association with the Hoak Acquisition. This adjustment recognizes these expenses as if they were incurred as of January 1, 2013.

(d)

Adjustments to depreciation and amortization expense to reflect the preliminary allocation of the purchase price paid to complete the Hoak Acquisition to the assets acquired, and liabilities assumed therein.

The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed by Gray in the Hoak Acquisition (in thousands):

Accounts receivable	$10,732
Other current assets	511
Property and equipment	45,223
Broadcast licenses	91,958
Goodwill	130,342
Other intangible assets	35,411
Current liabilities	(3,595)
Deferred income tax liabilities	(12,134)
Total	$298,448

The preliminary allocation of the purchase price is based upon management’s estimate of fair values using valuation techniques including the income, cost and market approaches.  In estimating the fair value of the acquired assets and assumed liabilities, the fair value estimates are based on, but not limited to, expected future revenue and cash flows, expected future growth rates, and estimated discount rates.

Accounts receivables are recorded at their fair value which represents the amount that we expect to collect. Contractual amounts are approximately $0.2 million more than their recorded fair value.

The amount related to property and equipment will be depreciated over their estimated useful lives ranging from 3 years to 40 years.

The amount related to other intangible assets represents the estimated fair values of retransmission agreements of $19.6 million; advertising contracts of $1.4 million; advertising relationships of $11.3 million; and favorable leases of $3.1 million. These intangible assets are being amortized over their estimated useful lives of approximately 4.2 years for retransmission agreements; approximately 1.0 year for advertising contracts; approximately 5.0 years for advertising relationships; and approximately 6.0 years for leases.

Goodwill is calculated as the excess of the consideration transferred over the fair value of the identifiable net assets acquired and liabilities assumed, and represents the future economic benefits expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce, as well as future synergies that we expect to generate from the Hoak Acquisition. We have preliminarily recorded $130.3 million of goodwill in connection with the Hoak Acquisition. Of the goodwill recognized in connection with the Hoak Acquisition, approximately $83.1 million is deductible for income tax purposes.

The fair values of assets acquired and liabilities assumed were based upon preliminary valuations and the estimates and assumptions are subject to change within the measurement period as additional information is obtained. Any such changes could be material and could result in significantly different fair values from those set out above.

(e)

On June 13, 2014, the Company, as borrower, and the other parties thereto entered into an amended and restated credit agreement (the “Credit Agreement”). On that date, the Company borrowed $525.0 million under the Credit Agreement at an effective interest rate of 3.75%, and used the borrowings thereunder to pay the purchase price to complete the Hoak Acquisition, to refinance $159.0 million then outstanding under the Company’s prior credit facility, which amounts carried an effective interest rate of 4.5%, and to pay related fees and expenses as well as for general corporate purposes. Adjustments reflect:

i.

the inclusion of interest expense of $4.3 million and $28.6 million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, in each case relating to the amounts outstanding under the Credit Agreement;

ii.

the elimination of historical interest expense of $1.9 million and $22.1 million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, in each case relating to historical amounts outstanding under the Company’s prior credit facility, which amounts were refinanced under the Credit Agreement;

iii.

amortization expense of $0.2 million and $0.9 million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, in each case relating to the deferred financing charges incurred in connection with the entry into the Credit Agreement; and

iv.

the elimination of historical amortization expense of $0.2 million and $0.7 million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, in each case relating to the deferred financing charges associated with the Company’s prior credit facility.

v.

the elimination of Hoak’s historical interest expense of $0.7 million and $3.3 million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, in each case relating to the amounts outstanding under Hoak’s prior debt agreement.

(f)

Adjustments to reflect a historical loss from early extinguishment of debt incurred as a result of the amendment of our Credit Agreement on June 13, 2014. This adjustment recognizes these expenses as if they were incurred as of January 1, 2013 rather than June 13, 2014.

(g)

Adjustments to reflect the income tax expense of $0.4 million and income tax benefit of $0.4 million for the three months ended March 31, 2014 and the year ended December 31, 2013, respectively, resulting from the pro forma adjustments to the condensed combined statements of operations based on an estimated combined federal and state effective income tax rate of 39%.